Exhibit No. 99

For Immediate Release

Media Contact:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Charles Marentette, Senior Director of Investor Relations
(612) 291-6184 or charles.marentette@bestbuy.com

Carla Haugen, Director of Investor Relations
(612) 291-6146 or carla.haugen@bestbuy.com

Best Buy Fiscal 2006 Fourth-Quarter Diluted EPS From Continuing Operations Increases 24 Percent

Consumer Electronics Retailer Delivers $1.29 Per Diluted Share
for Fiscal Fourth Quarter; Best Buy Expects Approximately

20% EPS Growth for Fiscal 2007

Fourth-Quarter Performance Summary

(U.S. dollars in millions, except per share amounts)

	Feb. 25, 2006	Three Months Ended Feb. 26, 2005 (As Reported)	Feb. 26, 2005 (As Adjusted) [1]
Revenue	$10,693	$9,227	$9,292
Comparable store sales % gain[2]	7.3%	2.8%	2.8%
Gross profit as % of revenue	25.0%	23.5%	23.5%
SG&A as % of revenue	16.0%	15.0%	15.3%
Operating income as % of revenue	8.9%	8.5%	8.2%
Diluted EPS from continuing operations	$1.29	$1.03	$1.04

1 The company has provided non-GAAP financial data in this news release. The non-GAAP financial data adjusts for the effect of expensing stock-based compensation as if the company had applied Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, in fiscal 2005 and excludes fiscal 2005 lease and sales return liability accounting adjustments as described on the company’s Web site, www.BestBuy.com. The adjusted financial data is considered a non-GAAP financial measure and is not in accordance with, or preferable to, the financial data determined in accordance with GAAP. However, the company believes the adjusted financial data provides comparability of its fiscal 2006 financial results with the results for the prior year. A reconciliation of these non-GAAP measures to the applicable GAAP financial measures is provided on the company’s Web site.

2 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. The calculation of the comparable store sales percentage gain excludes the effect of fluctuations in foreign currency exchange rates.

MINNEAPOLIS, March 30, 2006 — Best Buy Co., Inc. (NYSE: BBY) today reported earnings from continuing operations of $644 million, or $1.29 per diluted share, for its fiscal fourth quarter ended on Feb. 25, 2006. Earnings from continuing operations increased 24 percent from $521 million, or $1.04 per diluted share on an adjusted basis3, for the prior-year fourth quarter.

Fourth-Quarter Highlights

•                  Earnings per diluted share from continuing operations grew 24 percent to $1.29, compared with $1.04 for the prior year’s fourth quarter on an adjusted basis3.

•                  Total revenue increased 15 percent to $10.7 billion, fueled by new store openings and a comparable store sales gain of 7.3 percent. The company’s domestic segment reported a comparable store sales gain of 7.4 percent, and its international segment posted a 6.4-percent comparable store sales gain.

•                  Gross profit dollars increased by 22 percent on higher revenue and a 150-basis-point improvement in the gross profit rate.

•                  Best Buy’s operating income rate increased by 70 basis points due to strong revenue and gross profit performance, which was partially offset by higher incentive compensation for retail and corporate employees.

“I’m very proud of our employees and the outstanding results they delivered for the quarter and the year,” said Brad Anderson, vice chairman and CEO of Best Buy. “I’d like to thank our entire team for their unwavering commitment to meeting customers’ needs. As a result of their efforts, we’re growing our business even as we refine our model for the future. This past year was our tipping point, and it has opened highways to the future. In the coming year, it’s our goal to expand through new store openings, Magnolia Home Theater, services, Best Buy For Business and a more focused approach to running the business that’s rooted in customer centricity.”

Fourth-Quarter Results Post Strong Year-Over-Year Gains

For the fiscal 2006 fourth quarter, Best Buy’s revenue increased 15 percent to $10.7 billion, compared with revenue of $9.3 billion for the fourth quarter of fiscal 2005 on an adjusted basis3. The revenue increase reflected the net addition of 103 new stores in the past 12 months and a comparable store sales gain of 7.3 percent. The comparable store sales gain was driven by an increase in the average transaction size, as the company’s revenue mix continues to reflect the shift toward higher-ticket items. Segmented stores led the company with a comparable store sales gain nearly 200 basis points higher than the balance of the U.S. Best Buy stores in the fiscal quarter. Additionally, an improvement in labor productivity, compared to the fiscal third quarter, and solid execution offset slightly lower customer traffic year over year.

The gross profit rate for the fourth quarter was 25.0 percent of revenue, up from a gross profit rate of 23.5 percent of revenue for the prior-year fourth quarter on an adjusted basis. The rate increase was fueled by more cost-effective promotional strategies and growth in higher-margin services and accessories. Furthermore, progress in the company’s supply chain transformation, improvements from price optimization, an increase in private-label product sales and better product transition management also added to the rate increase.

Best Buy’s SG&A expense rate was 16.0 percent of revenue for the fourth quarter, compared with 15.3 percent of revenue for the prior year on an adjusted basis. The year-over-year increase in the SG&A rate was primarily due to a 70-basis-point increase in incentive compensation expense. The increase in incentive compensation expense was driven by the company’s strong fiscal 2006 results, new field-driven programs and more plan participants, as well as a comparison with modest incentive costs in the prior year’s fourth quarter. However, U.S. productivity gains, cost-reduction efforts and leverage from revenue growth more than offset higher operating costs from specialized labor and the expansion of the company’s services business.

Operating income dollars grew 25 percent for the quarter. The operating income rate improved to 8.9 percent of revenue for the fourth quarter, compared with 8.2 percent of revenue in the prior year’s fourth quarter on an adjusted basis, due to the improvement in the gross profit rate.

The company reported net interest income of $32 million, up from $15 million in the prior year’s fourth quarter on an adjusted basis. The increase was driven by higher investment yields and higher average investment balances. Consistent with the seasonality of Best Buy’s cash balances, net interest income was at its peak in the fiscal fourth quarter.

Darren Jackson, executive vice president of finance and CFO, said, “The combination of robust sales, continued gross profit gains and focused operating expense reduction paid off in our most important quarter of the year. This outcome encourages us, yet we have further work ahead of us. Operating an efficient and effective, customer-centric enterprise is a key focus for Best Buy in fiscal 2007.”

Fourth-Quarter Revenue Rises Across All Channels

U.S. Best Buy stores reported fourth-quarter revenue of $9.4 billion, an increase of 14 percent, supported by a comparable store sales gain of 7.3 percent and the opening of new stores. In addition, the U.S. Best Buy revenue results were bolstered by growth in online revenue of nearly 50 percent. Total online revenue, including Canadian Web sites, grew 45 percent for the quarter.

Magnolia Audio Video stores, a retailer of high-end consumer electronics, had revenue of $55 million for the fourth quarter (excluding the results of Magnolia Home Theater, which is reported as part of U.S. Best Buy stores). Magnolia Audio Video reported a comparable store sales gain of 30.3 percent due to consumer interest in audio and video products, as well as custom installation services.

Best Buy’s international segment—comprised of Future Shop and Best Buy operations in Canada—generated fourth-quarter revenue of $1.3 billion, an increase of 24 percent, reflecting new store openings, favorable foreign currency exchange rates and a comparable store sales increase of 6.4 percent.

Brian Dunn, Best Buy’s president and COO, said, “I’m pleased with our fourth-quarter results across the board. Our U.S. Best Buy stores posted a strong comparable store sales gain throughout the quarter, but particularly in January when we benefit from gift card redemptions. We’re seeing positive results from our engaged employees, our expanded services offerings and our unique store experience.”

Bob Willett, CEO of Best Buy International and CIO, commented, “In addition to the strength we’re seeing domestically, we had solid fourth-quarter revenue growth in Canada. We’ve been rapidly opening stores in Canada and growing our marketshare; these results encourage us, as we now focus on optimizing our operating model and differentiating both brands in Canada going forward.”

Dunn finished, “We understand that the company’s long-term success hinges on the environment and experience that our employees create every day for customers. Employee retention is up, and I’ve never been more confident in our marketplace position. As the connection and integration of products becomes more complex, customers increasingly require the expert advice and service they know they can get from our employees.”

Electronics Lead Revenue Mix; Sales of Flat-Panel TVs Accelerate

During the 2006 fiscal fourth quarter, Best Buy’s comparable store sales gain was driven by higher sales of flat-panel televisions, MP3 players and accessories, notebook computers and video gaming hardware. These gains more than offset comparable store sales declines in tube and projection TVs, DVDs and CDs.

Best Buy’s revenue mix for the fiscal 2006 fourth quarter reflected continued growth in the consumer electronics product group. Consumer electronics, which represented 45 percent of fourth-quarter revenue, posted a 17.7-percent comparable store sales gain and again led the company’s results. Within consumer electronics, flat-panel TVs experienced a triple-digit comparable store sales gain as higher volumes and increased screen sizes more than offset the impact of declining prices. Total television comparable store sales grew in the solid double digits as flat-panel TV growth was partially offset by declines in tube and projection TVs. MP3 products generated a strong double-digit comparable store sales gain as customers continued to adopt, upgrade and add accessories to digital music players.

Home office products, which accounted for 30 percent of fiscal 2006 fourth-quarter revenue, had a comparable store sales increase of 2.5 percent. A low double-digit comparable store sales increase for notebook computers and a strong double-digit increase in computer service revenue fueled the growth. At the end of fiscal 2006, Best Buy employed more than 12,000 Geek Squad agents, supporting the company’s computer services business. The gains from notebook computers and computer services were partially offset by declines in comparable store sales of printers and telephones.

Appliances, which were 4 percent of fiscal 2006 fourth-quarter revenue, had a comparable store sales gain of 5.5 percent for the quarter. This product group continued to benefit from an expanded product assortment and an increase in average selling prices for major appliances.

The entertainment software product group, which comprised 21 percent of fourth-quarter revenue, declined 4.5 percent on a comparable store sales basis. A strong double-digit gain in comparable store sales of gaming hardware was more than offset by expected declines in DVDs and CDs. The video gaming strength was fueled by two platforms that were new this past holiday season, Xbox 360 and PlayStation Portable. The comparable store sales decline in video gaming software and accessories partially offset the gain in video gaming hardware.

During the fourth quarter, the company opened nine U.S. Best Buy stores, including two 45,000-square-foot stores, three 30,000-square-foot stores and four 20,000-square-foot stores. The company closed one U.S. Geek Squad store during the quarter. In addition, the company’s Canadian operations opened one Best Buy store and one Geek Squad store, and closed one Future Shop store. At the end of the fourth quarter, the company operated 742 Best Buy stores, 20 Magnolia Audio Video stores and 12 Geek Squad stores in the United States. It also operated 118 Future Shop stores, 44 Best Buy stores and five Geek Squad stores in Canada. For the trailing 12 months, the company opened 105 new stores and closed two stores. More details regarding historical store counts and square footage are available on the company’s Web site under “For our investors.”

Company Repurchases $338 Million in Common Stock

During the fourth quarter of fiscal 2006, Best Buy repurchased approximately 7.1 million shares of its common stock at an average price of $47.34 per share, for a total of approximately $338 million. At the end of the fiscal 2006 fourth quarter, the company had $790 million remaining under the $1.5 billion authorization for share repurchases announced in April 2005. In fiscal 2006, the company repurchased approximately $772 million in common stock, up from $200 million for fiscal 2005.

On Jan. 24, 2006, the company paid a dividend of 8 cents per share, or $39 million in the aggregate, which was a 9-percent increase compared with the dividend per share paid in the prior year’s fourth quarter. For the fiscal year, dividends paid totaled 31 cents per share, or $150 million in the aggregate, which was an 11-percent increase from fiscal 2005.

Earnings Per Diluted Share from Continuing Operations Rose 30 Percent For Fiscal 20063

Fiscal Year Performance Summary

(U.S. dollars in millions, except per share amounts)

	Feb. 25, 2006	Year Ended Feb. 26, 2005 (As Reported)	Feb. 26, 2005 (As Adjusted) [1]
Revenue	$30,848	$27,433	$27,498
Comparable store sales % gain[2]	4.9%	4.3%	4.3%
Gross profit as % of revenue	25.0%	23.7%	23.7%
SG&A as % of revenue	19.7%	18.4%	18.9%
Operating income as % of revenue	5.3%	5.3%	4.8%
Diluted EPS from continuing operations	$2.27	$1.86	$1.75

1 The company has provided non-GAAP financial data in this news release. The non-GAAP financial data adjusts for the effect of expensing stock-based compensation as if the company had applied Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, in fiscal 2005 and excludes fiscal 2005 lease and sales return liability accounting adjustments as described on the company’s Web site, www.BestBuy.com. The adjusted financial data is considered a non-GAAP financial measure and is not in accordance with, or preferable to, the financial data determined in accordance with GAAP. However, the company believes the adjusted financial data provides comparability of its fiscal 2006 financial results with the results for the prior year. A reconciliation of these non-GAAP measures to the applicable GAAP financial measures is provided on the company’s Web site.

2 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. The calculation of the comparable store sales percentage gain excludes the effect of fluctuations in foreign currency exchange rates.

Fiscal 2006 Highlights

•                  Fiscal 2006 earnings per diluted share from continuing operations grew 30 percent to $2.27, compared with $1.75 per diluted share one year ago on an adjusted basis3.

•                  Fiscal 2006 revenue increased 12 percent to $30.8 billion, fueled by 103 net new store openings in the past 12 months and a comparable store sales gain of 4.9 percent.

•                  Annual gross profit dollars increased 19 percent, driven by strong revenue growth and a 130-basis-point rate improvement. Driving this rate improvement were more cost-effective promotional strategies, expansion of the company’s services business and supply chain improvements. The improvement also included a 10-basis-point benefit related to the initial and ongoing revenue recognition of gift card breakage (or $43 million of pre-tax income for the fiscal year).

•                  Total share repurchases and dividends paid during the fiscal year were $922 million, an 80-percent payout of net earnings to shareholders.

•                  In fiscal 2006, Best Buy and The Best Buy Children’s Foundation contributed approximately $30 million to local Best Buy communities; these included contributions for the communities and people affected by Hurricanes Katrina, Wilma and Rita.

Company Poised To Take Customer Centricity To Next Level

Said Dunn, “We are energized by our outstanding results in fiscal 2006. For the coming year, we’re putting resources on the key drivers of both near-term and long-term growth, and we’re focused on optimizing our customer-centric operating model across the company. This work will require changes in our stores, in our field leadership and within the corporate campus—and we’re committed to making those changes.”

The company plans to add its Magnolia Home Theater store-within-a-store experience to approximately 200 stores and elements of Best Buy For Business to at least 120 stores in fiscal 2007. Best Buy believes that Magnolia Home Theater—with its high-end brands, home-like displays and specially trained employees—offers a unique solution for customers. Additionally, the company plans to grow its opportunities with the under-served small and medium business markets through its strong retail presence and expanded direct reseller channel.

The company also expects significant benefit from further expansion of its services business in fiscal 2007. According to Dunn, Best Buy anticipates high-double-digit Geek Squad revenue growth with only modest increases in the number of agents. It expects to accomplish this goal by installing new systems to support and boost productivity, as it benefits from volume and scale. Additionally, up to 1,000 new home theater installers are expected to join the 1,500 installers Best Buy currently employs, as part of an effort to provide full-solution offerings to customers in this growing area.

Dunn said, “We intend to push further into areas that we’ve identified as growth opportunities, and at the same time bring greater discipline to our customer-centric model. For fiscal 2007, we’ve clearly defined our priorities. This focus and discipline comes with trade-offs and tough choices, but we’re committed to driving strong growth while streamlining our cost structure to further improve our competitive position. We’ll redeploy resources as well as eliminate redundant and non-strategic work, which, unfortunately, means changing or eliminating certain positions. But we’ll add jobs in those areas that directly support our growth.”

Best Buy Expects Fiscal 2007 Diluted EPS of $2.65 to $2.80

Jackson said, “We’re in the midst of a strong product cycle. Sales of flat-panel televisions and the excitement around the high-definition experience are accelerating. Gaming is being re-energized through the launch of new systems with expanded capabilities.

“With clear growth priorities, a single operating model, expanded service capabilities and our focus on customers, we plan to maximize the strong product cycle and deliver a differentiated experience for consumers. We believe this combination will drive our results and growth in fiscal 2007 and beyond.”

According to Jackson, the company is forecasting total fiscal 2007 revenue of $34 billion to $35 billion, which represents
10-percent to 13-percent growth. It anticipates opening nearly 90 new stores and a comparable store sales gain of 3 percent to 5 percent. The outlook also includes the recently completed acquisition of Pacific Sales Kitchen and Bath Centers. Best Buy anticipates that its gross profit rate will modestly improve by up to 10 basis points, on top of benefits from structural changes made in fiscal 2006. The company expects to lower its SG&A rate by 30 to 40 basis points as it implements and refines its single operating model. As a result, the company anticipates improving its operating income rate by approximately 40 basis points for the year. The company expects its net interest income and effective income tax rate to be relatively stable, year over year.

The company expects fiscal 2007 earnings to be in the range of $2.65 to $2.80 per diluted share, which represents an average growth rate of approximately 20 percent. The company’s guidance includes anticipated severance and related reorganization costs of $0.03 to $0.05 per diluted share in the first half of the fiscal year. These costs are directly related to the company’s efforts to increase productivity and redeploy resources to support its strategic priorities. Best Buy’s fiscal 2007 reporting period includes 53 weeks; the company estimates the additional week of business will add approximately 2 percent to annual revenue, which is reflected in its annual guidance.

Best Buy is updating its guidance practices and plans to continue providing annual guidance, including revenue and earnings per share expectations. The company no longer expects to provide a specific forecast for quarterly earnings per share, which is consistent with management’s focus on long-term revenue and earnings growth generation.

Best Buy does not expect its business’ seasonality to change, and anticipates that each of the first three quarters of fiscal 2007 will contribute 12 percent to 15 percent of the year’s earnings, respectively. Additionally, as stated in February, the company expects fiscal 2007 first-quarter earnings to show a modest improvement over the very strong prior-year period, which generated earnings growth of 85 percent. The company intends to update its earnings guidance if annual results are expected to change materially.

Best Buy is scheduled to conduct an earnings conference call at 10 a.m. Eastern Standard Time on March 30, 2006. The call is expected to be available on its Web site both live and after the call, at www.BestBuy.com. The public may access the call by clicking on “For Our Investors.”

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, acquisitions and development of new businesses, product availability, sales volumes, profit margins, weather, foreign currency fluctuation, availability of suitable real estate locations, our ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on our overall profitability. A further list and description of these risks, uncertainties and other matters can be found in the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 18, 2004, and in our other periodic reports filed from time to time with the SEC. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statements that it may make.

3 The company has provided non-GAAP financial data in this news release. The company has provided a reconciliation of these non-GAAP measures on the company’s Web site, www.BestBuy.com.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) is an innovative Fortune 100 growth company that continually strives to create superior customer experiences. Through more than 940 retail stores across the United States and in Canada, our employees connect customers with technology and entertainment products and services that make life easier and more fun. We sell consumer electronics, home-office products, entertainment software, appliances and related services. A Minneapolis-based company, our operations include: Best Buy (BestBuy.com and BestBuyCanada.ca), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com and GeekSquad.ca) and Magnolia Audio Video (Magnoliaav.com). We support our communities through employee volunteerism and grants from The Best Buy Children’s Foundation.

# # #

Domestic Fourth-Quarter Performance Summary from Continuing Operations

(U.S. dollars in millions)

	Feb. 25, 2006	Three Months Ended Feb. 26, 2005 (As Reported)	Feb. 26, 2005 (As Adjusted)[1]
Revenue	$9,425	$8,212	$8,268
Comparable store sales % gain[2]	7.4%	3.1%	3.1%
Gross profit as % of revenue	25.2%	23.7%	23.7%
SG&A as % of revenue	15.7%	14.7%	15.1%
Operating income	$893	$735	$708
Operating income as % of revenue	9.5%	8.9%	8.6%

1 The company has provided non-GAAP financial data in this news release. The non-GAAP financial data adjusts for the effect of expensing stock-based compensation as if the company had applied Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, in fiscal 2005 and excludes fiscal 2005 lease and sales return liability accounting adjustments as described on the company’s Web site, www.BestBuy.com. The adjusted financial data is considered a non-GAAP financial measure and is not in accordance with, or preferable to, the financial data determined in accordance with GAAP. However, the company believes the adjusted financial data provides comparability of its fiscal 2006 financial results with the results for the prior year. A reconciliation of these non-GAAP measures to the applicable GAAP financial measures is provided on the company’s Web site.

2 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening.

International Fourth-Quarter Performance Summary from Continuing Operations

(U.S. dollars in millions)

	Feb. 25, 2006	Three Months Ended Feb. 26, 2005 (As Reported)	Feb. 26, 2005 (As Adjusted)[1]
Revenue	$1,268	$1,015	$1,024
Comparable store sales % gain[2]	6.4%	0.5%	0.5%
Gross profit as % of revenue	23.0%	22.4%	22.5%
SG&A as % of revenue	18.1%	17.7%	17.3%
Operating income	$62	$48	$53
Operating income as % of revenue	4.9%	4.7%	5.2%

1 The company has provided non-GAAP financial data in this news release. The non-GAAP financial data adjusts for the effect of expensing stock-based compensation as if the company had applied Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, in fiscal 2005 and excludes fiscal 2005 lease and sales return liability accounting adjustments as described on the company’s Web site, www.BestBuy.com. The adjusted financial data is considered a non-GAAP financial measure and is not in accordance with, or preferable to, the financial data determined in accordance with GAAP. However, the company believes the adjusted financial data provides comparability of its fiscal 2006 financial results with the results for the prior year. A reconciliation of these non-GAAP measures to the applicable GAAP financial measures is provided on the company’s Web site.

2 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. The calculation of the comparable store sales percentage gain excludes the effect of fluctuations in foreign currency exchange rates.

Comparable Store Sales % Gain By Segment

	Three Months Ended		Year Ended
Segment	Feb. 25, 2006	Feb. 26, 2005	Feb. 25, 2006	Feb. 26, 2005
U.S. Best Buy	7.3%	3.1%	5.1%	4.4%
Magnolia Audio Video	30.3%	1.8%	15.2%	4.5%
Domestic Segment	7.4%	3.1%	5.1%	4.4%
International Segment	6.4%	0.5%	2.8%	3.3%
Total	7.3%	2.8%	4.9%	4.3%

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
Product Group	Feb. 25, 2006	Feb. 26, 2005	Feb. 25, 2006	Feb. 26, 2005
Consumer Electronics	45%	41%	17.7%	7.4%
Home Office	30%	32%	2.5%	1.0%
Entertainment Software	21%	23%	(4.5%)	(2.7%)
Appliances	4%	4%	5.5%	10.1%
Total	100%	100%	7.3%	2.8%

	Revenue Mix Summary		Comparable Store Sales
	Year Ended		Year Ended
Product Group	Feb. 25, 2006	Feb. 26, 2005	Feb. 25, 2006	Feb. 26, 2005
Consumer Electronics	43%	39%	14.3%	7.9%
Home Office	32%	34%	0.3%	2.4%
Entertainment Software	19%	21%	(5.9%)	1.5%
Appliances	6%	6%	7.2%	6.1%
Total	100%	100%	4.9%	4.3%

BEST BUY CO., INC.

CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited)

	Three Months Ended
	Feb. 25, 2006	Feb. 26, 2005 (As Reported)	Feb. 26, 2005 (As Adjusted)[1]
Revenue	$10,693	$9,227	$9,292
Cost of goods sold	8,024	7,056	7,106
Gross profit	2,669	2,171	2,186
Gross profit %	25.0%	23.5%	23.5%
Selling, general and administrative expenses	1,714	1,388	1,425
SG&A %	16.0%	15.0%	15.3%
Operating income	955	783	761
Net interest income (expense)	32	(6)	15
Earnings from continuing operations before income tax expense	987	777	776
Income tax expense	343	255	255
Effective tax rate	34.7%	32.8%	32.8%
Earnings from continuing operations	644	522	521
Gain on disposal of discontinued operations	—	50	50
Net earnings	$644	$572	$571

Basic earnings per share:
Continuing operations	$1.32	$1.06	$1.06
Gain on disposal of discontinued operations	—	0.10	0.10
Basic earnings per share	$1.32	$1.16	$1.16

Diluted earnings per share:
Continuing operations	$1.29	$1.03	$1.04
Gain on disposal of discontinued operations	—	0.10	0.10
Diluted earnings per share	$1.29	$1.13	$1.14

Dividends declared per common share	$0.08	$0.07	$0.07

Basic weighted average common shares outstanding (in millions)	487.7	492.5	492.5

Diluted weighted average common shares outstanding (in millions)	502.9	507.6	501.3

1 The company has provided non-GAAP financial data in this news release. The non-GAAP financial data adjusts for the effect of expensing stock-based compensation as if the company had applied Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, in fiscal 2005 and excludes fiscal 2005 lease and sales return liability accounting adjustments as described on the company’s Web site, www.BestBuy.com. The adjusted financial data is considered a non-GAAP financial measure and is not in accordance with, or preferable to, the financial data determined in accordance with GAAP. However, the company believes the adjusted financial data provides comparability of its fiscal 2006 financial results with the results for the prior year. A reconciliation of these non-GAAP measures to the applicable GAAP financial measures is provided on the company’s Web site.

BEST BUY CO., INC.

CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited)

	Twelve Months Ended
	Feb. 25, 2006	Feb. 26, 2005 (As Reported)	Feb. 26, 2005 (As Adjusted)[1]
Revenue	$30,848	$27,433	$27,498
Cost of goods sold	23,122	20,938	20,988
Gross profit	7,726	6,495	6,510
Gross profit %	25.0%	23.7%	23.7%
Selling, general and administrative expenses	6,082	5,053	5,200
SG&A %	19.7%	18.4%	18.9%
Operating income	1,644	1,442	1,310
Net interest income	77	1	22
Earnings from continuing operations before income tax expense	1,721	1,443	1,332
Income tax expense	581	509	470
Effective tax rate	33.7%	35.3%	35.3%
Earnings from continuing operations	1,140	934	862
Gain on disposal of discontinued operations	—	50	50
Net earnings	$1,140	$984	$912

Basic earnings per share:
Continuing operations	$2.33	$1.91	$1.76
Gain on disposal of discontinued operations	—	0.10	0.10
Basic earnings per share	$2.33	$2.01	$1.87

Diluted earnings per share:
Continuing operations	$2.27	$1.86	$1.75
Gain on disposal of discontinued operations	—	0.10	0.10
Diluted earnings per share	$2.27	$1.96	$1.85

Dividends declared per common share	$0.31	$0.28	$0.28

Basic weighted average common shares outstanding (in millions)	490.3	488.9	488.9

Diluted weighted average common shares outstanding (in millions)	504.8	505.0	497.7

1 The company has provided non-GAAP financial data in this news release. The non-GAAP financial data adjusts for the effect of expensing stock-based compensation as if the company had applied Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, in fiscal 2005 and excludes fiscal 2005 lease and sales return liability accounting adjustments as described on the company’s Web site, www.BestBuy.com. The adjusted financial data is considered a non-GAAP financial measure and is not in accordance with, or preferable to, the financial data determined in accordance with GAAP. However, the company believes the adjusted financial data provides comparability of its fiscal 2006 financial results with the results for the prior year. A reconciliation of these non-GAAP measures to the applicable GAAP financial measures is provided on the company’s Web site.

– Balance Sheets Follow –

BEST BUY CO., INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

($ in millions)

(Unaudited)

Subject to Reclassification

	Feb. 25,	Feb. 26,
	2006	2005
ASSETS
Current assets
Cash & cash equivalents	$681	$354
Short-term investments	3,051	2,994
Receivables	506	375
Merchandise inventories	3,338	2,851
Other current assets	409	329
Total current assets	7,985	6,903
Net property & equipment	2,712	2,464
Goodwill	557	513
Other intangible assets	44	40
Long-term investments	218	148
Other assets	348	226
TOTAL ASSETS	$11,864	$10,294

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,234	$2,824
Accrued liabilities	2,404	2,063
Current portion of long-term debt	418	72
Total current liabilities	6,056	4,959
Long-term liabilities	373	358
Long-term debt	178	528
Shareholders’ equity	5,257	4,449
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$11,864	$10,294

Note: Certain amounts have been reclassified to conform to the current presentation. These reclassifications had no effect on operating income or net earnings.

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